EXHIBIT 3.1.1
                              ARTICLES OF AMENDMENT
                                       OF
                            CORONADO INDUSTRIES, INC.

                                        I

         The name of the corporation is Coronado Industries, Inc.

                                       II

         The Articles of Incorporation of Coronado Industries, Inc. are amended as follows:

         Article IV shall be amended by deleting it in its entirety and substituting the following in lieu thereof:

                  IV. The total authorized capital stock of this corporation is TWENTY-FIVE MILLION (25,000,000) Common Shares, each share having $.001 par value and THREE MILLION (3,000,000) Preferred Shares having $.0001 par value. All of the voting power of the capital stock of this corporation shall reside in the Common Stock. No capital stock of this corporation shall be subject to assessment and no holder of any share or shares shall have preemptive rights to subscribe to any or all issues of shares of other securities of this corporation.

                                       III

         There are presently 18,596,253 shares of Coronado Industries, Inc. outstanding or entitled to vote on the amendments set forth herein.

                                       IV

         Pursuant to Nevada statute section 78.332, effective September 15, 1997 shareholders owning a total of 13,149,224 shares (over 70% of the total outstanding) executed a written consent to the adoption of the amendment set forth herein.

         EXECUTED THIS 30th day of September, 1997.

------------------------------                    ------------------------------
Gary R. Smith, President                          G. Richard Smith, Secretary


         Subscribed and sworn to before me by Gary R. Smith and G. Richard Smith on this 30th day of September, 1997.

                                                  ------------------------------
                                                  Notary Public

My commission expires:

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